NONQUALIFIED STOCK OPTION AGREEMENT

HILTON GRAND VACATIONS INC. 2017 OMNIBUS INCENTIVE PLAN

AWARD NOTICE

The Participant has been granted stock options (the “Options”) with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Nonqualified Stock Option Agreement, including its appendices, to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Nonqualified Stock Option Agreement and the Plan.

Participant:

Date of Grant:

Vesting Start Date:

Exercise Price:

Number of Shares Subject to Option:    Shares

Vesting Schedule:

The vesting schedule for the Options is set forth on “Appendix: Vesting Schedule” attached hereto, and the Options shall vest subject to the Nonqualified Stock Option Agreement and the Participant’s continued employment or service through the applicable vesting date. Each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Option Period.

Please refer to Appendix: Vesting Schedule

NONQUALIFIED STOCK OPTION AGREEMENT

HILTON GRAND VACATIONS INC. 2017 OMNIBUS INCENTIVE PLAN

This Nonqualified Stock Option Agreement, effective as of the Date of Grant (as defined below), is between Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, the Company has adopted the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company or receive an incentive award;

WHEREAS, the Participant is an employee of the Company;

WHEREAS, the Committee has determined to grant a stock option to the Participant as provided for herein, and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to stock options; and

WHEREAS, the Participant and the Company have entered into a Severance Agreement effective as of April 17, 2017 (as it may be amended, the “Severance Agreement”), which provides that equity awards granted to the Participant will have accelerated vesting and similar benefits in the event of the Participant’s termination of employment due to a Qualifying Termination (as defined in the Severance Agreement), and a Change in Control has not occurred.

NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. In addition to other terms defined herein, the following terms shall have the following meanings for purposes of this Agreement:

(a)“Agreement” shall mean this Nonqualified Stock Option Agreement including (unless the context otherwise requires) the Award Notice, the restrictive covenants attached hereto as Appendix A and the appendices for non-U.S. Participants attached hereto as Appendix B and Appendix C.

(b)“Award Notice” shall mean the notice to the Participant found on the cover page to this Agreement.

(c)“Exercise Price” shall mean the “Exercise Price” listed in the Award Notice.

(d)“Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(e)“Participant” shall mean the “Participant” listed in the Award Notice.

(f)“Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers or employees or any similar
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provision applicable to or agreed to by the Participant.

(g)“Retirement” shall mean the Participant’s termination of employment with the Company Group, other than (i) for Cause or while grounds for Cause exist, (ii) due to the Participant’s death or (iii) due to or during the Participant’s Disability, in each case, following the date on which both
(X) the Participant attained the age of 55 years old and (Y) the number of completed years of the Participant’s employment with any member(s) of the Company Group (including any predecessor of a member thereof, including, for the avoidance of doubt, employment by Hilton Worldwide and its affiliates prior to January 3, 2017) is at least ten (10).

(h)“Shares” shall mean the number of shares of Common Stock listed in the Award Notice as “Number of Shares Subject to Option.”

2.Grant of Options.

(a)Effective as of the Date of Grant, for good and valuable consideration, the Company hereby irrevocably grants to the Participant the right and option (the “Option”) to purchase all or any part of the Shares, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice and this Agreement.

(b)The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(c)This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated hereby by reference); and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. Unless the Committee determines otherwise, in the event of any conflict between one or more of this Agreement, the Award Notice and the Plan, the Plan shall govern this Agreement and the Award Notice, and the Agreement (to the extent not in conflict with the Plan) shall govern the Award Notice.

3.Exercise Price. The price at which the Participant shall be entitled to purchase the Shares upon the exercise of the Option shall be the Exercise Price per share, subject to adjustment as provided in Section 10.

4.Exercisability of Option.The Option shall become vested and exercisable in accordance with the schedule set forth on the Award Notice and the provisions herein.

5.Duration of Option. The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Date of Grant (the “Option Period”); provided, however, that the Option may be earlier terminated as provided in Section 7 hereof.

6.Manner of Exercise and Payment.

(a)The Option, to the extent it shall have become exercisable, may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of this Agreement, accompanied by payment of the Exercise Price. Such notice shall set forth the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures
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established from time to time by the Award Administrator. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise shall be for whole shares of Common Stock only. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) so long as there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or
(C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price.

(b)Upon exercise of the Option pursuant to Section 6(a), the Participant shall be required to pay to the Company or, if different, the Service Recipient, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes (the “Withholding Taxes”) that are statutorily required to be withheld in respect of the Option. Alternatively, the Company may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant. Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require the Participant to satisfy, all or any portion of the minimum Withholding Taxes that are statutorily required to be withheld with respect to the Option by (i) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment under GAAP having an aggregate Fair Market Value equal to such minimum statutorily required Withholding Taxes (or portion thereof); or (ii) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the exercise of the Option, a number of Shares with an aggregate Fair Market Value equal to an amount not in excess of such minimum statutorily required Withholding Taxes (or portion thereof). Notwithstanding the foregoing, the Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional Withholding Taxes payable by him or her with respect to the Option by electing to have the Company withhold from the Shares issuable to the Participant, a number of Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory Withholding Taxes (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdiction). Further, for non-U.S. Participants, the Company may withhold from the Shares issuable to such non-U.S. Participant, a number of Shares having an aggregate Fair Market Value up to the maximum statutory withholding amount(s) in the non-U.S. Participant’s relevant tax jurisdiction.

(c)Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 6(a) and 6(b) relating to the Shares in respect of which the Option is being exercised, the Company shall, subject to the Plan and this Agreement, take such action as may be necessary to effect the transfer to the Participant of the number of Shares as to which such exercise was effective.
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(d)The Participant shall not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company (including the right to vote or receive dividends) in respect of, Shares purchased upon exercise of the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Participant shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised and any applicable Withholding Taxes and (ii) the Company shall have issued the Shares in connection with such exercise.

(e)The Company shall pay any costs incurred in connection with issuing the Shares. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.

(f)Notwithstanding anything in this Agreement to the contrary, if (i) the last day of the Option Period, or such earlier date of termination of the Option pursuant to Section 7 hereof (in either case, the “Expiration Date”), occurs during any period when the Participant is prohibited from trading in securities of the Company pursuant to the Company’s Insider Trading Policy or other policy of the Company (a “Blackout Period”), (ii) the Option is otherwise exercisable on the Expiration Date, and (iii) the Exercise Price of the Option is less than the Fair Market Value per Share on the Expiration Date, then the Option shall be automatically exercised, without any further action by the Company or the Participant, on such Expiration Date by means of a “net exercise,” with the Company, thereby entitling the Participant to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required to satisfy the Exercise Price and applicable Withholding Taxes.

7.Termination of Employment or Service.

(a)Subject to the provisions of this Section 7, if the Participant’s employment with or service to the Company Group terminates for any reason, the unvested portions of the Option shall terminate as of the effective date of termination (the “Termination Date”), and the vested portions of the Option shall remain exercisable for 90 days following the Termination Date (but in no event beyond the expiration of the Option Period).

(b)If the Participant’s employment or service is terminated by the Service Recipient for Cause or by the Participant when grounds existed for Cause at the time thereof (as determined by the Committee), the vested and unvested portions of the Option shall terminate as of the Termination Date.

(c)The Option granted hereunder, to the extent not then vested, shall become immediately fully vested as of the Termination Date and may be exercised, in whole or in part, in accordance with Section 6 if the Participant’s employment with or service to the Company Group shall be terminated:

(i)by the Company due to or during the Participant’s Disability or due to the Participant’s death, in which case the Option may be exercised until the earlier of one year following the date of death or Disability or the end of the Option Period; or

(ii)by the Company other than for Cause or by the Participant for Good Reason if such termination of the Participant’s employment occurs within 12 months following a Change in Control (for the avoidance of doubt, a Change in Control alone shall not, also, result in any vesting hereunder), in which case the Option may be exercised until the earlier of 90 days following the Termination Date or the end of the Option Period.

(d)Except as otherwise provided in this Section 7, if the Participant’s employment with the Company Group shall terminate due to Retirement, any portion of the Shares subject to the Option that remains unvested as of the Termination Date shall continue to vest following the Termination Date in accordance with the vesting schedule listed in the Award Notice as if the Participant remained employed or in service so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date. Any Shares subject to the Option that vest as provided herein may be exercised in accordance with Section 6 until the end of the Option Period. As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred. Notwithstanding the foregoing, if the Date of Grant of the Option is not at least six months prior to the date of the Participant’s Retirement, the unvested portions of the Option shall terminate as of the Termination Date, and the vested portions of the Option shall remain exercisable for 90 days following the Termination Date (but in no event beyond the expiration of the Option Period).

(e)For purposes of this Section 7, “Good Reason” means the occurrence of any of the following, without the Participant’s written consent:

(i)a material diminution in the Participant’s base salary;

(ii)a material diminution in the Participant’s authority, duties, responsibilities or position; or

(iii)a permanent reassignment by the Company or the Service Recipient of the Participant’s primary office to a location that is more than 100 miles from the Participant’s assigned primary office provided, however, that a termination by the Participant for any of the reasons listed in (i) through
(iii) above shall not constitute a termination for Good Reason unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 60 days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. The Participant’s employment must be terminated for Good Reason within 120 days after the occurrence of an event of Good Reason.

(f)The Participant’s rights with respect to the Option shall not be affected by any change in the nature of the Participant’s employment or service so long as the Participant continues to be an employee or consultant, respectively, of the Company Group. Whether (and the circumstances under which) employment or service has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, such action may also be taken by its designee, in each case, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Option).

(g)Without limiting the effect of Section 7(c)(ii) herein, in the event of a Change in Control, all Shares underlying the Option, to the extent not then vested, shall become immediately fully vested as of the date of a Change in Control, and the Option may be exercised, in whole or in part, in accordance with Section 6 until the end of the Option Period to the extent that the successor or surviving company in the Change in Control does not assume or substitute for the Option (or in which the Company is the ultimate parent corporation and does not continue the Option) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as the Option outstanding under the Plan immediately prior to the Change in Control.

(h)Notwithstanding anything to the contrary contained herein, in the event of a Qualifying Termination (as defined in the Severance Agreement) and a Change in Control has not occurred, the portion of the Shares subject to the Option that would have vested within 24 months of the date of the Qualifying Termination (such date, the “Qualifying Termination Date”), shall become immediately fully vested as of the Qualifying Termination Date, and the Option, to the extent vested, may be exercised, in whole or in part, in accordance with Section 6 until the earlier of 24 months following the Qualifying Termination Date or the end of the Option Period.

8.Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Option or the Participant’s right under the Option to receive Shares (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law), other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.No Right to Continued Employment or Service. Neither the Plan, the Agreement nor any action taken thereunder or hereunder shall be construed as giving the Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group. The Service Recipient or any other member of the Company Group may at any time dismiss the Participant from employment or discontinue any consulting relationship, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan or this Agreement.

10.Adjustments. The terms of this Agreement, including, without limitation, (a) the number of Shares subject to the Option and (b) the Exercise Price specified herein, shall be subject to adjustment in accordance with Section 12 of the Plan.

11.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option granted hereunder is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. Unless otherwise determined by the Committee, in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

12.Severability. If any provision of the Plan or this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to the Participant or the Option, or would disqualify the Plan or the Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement such provision shall be construed or deemed stricken as to such jurisdiction, the Participant or the Option and the remainder of the Plan and this Agreement shall remain in full force and effect.

13.Governing Law; Waiver of Jury Trial; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. The Participant hereby irrevocably waives all right to a trial by jury in any suit, action or other proceeding instituted by or against such Participant in respect of the Participant’s rights or obligations hereunder. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Participant, the Company, and any transferees who holds the Option pursuant to a valid assignment, hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold the Option pursuant to a valid assignment hereby irrevocably waive (a) any objections which he or she may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida and (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum.

14.Language. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version shall govern.

15.Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

16.Data Privacy Consent.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Service Recipient, the Company and other members of the Company Group for the purpose of implementing, administering and managing the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options, restricted stock units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to any third parties as may be selected by the Company (presently or in the future), which assist the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if the Participant resides outside the United States the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant's local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Plan. The Participant understands that if the Participant resides outside the United States, the Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant's local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant's consent, the Participant's employment status or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant's consent is that the Company may not be able to grant options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant's consent may affect the Participant's ability to participate in the Plan.
For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant's local human resources representative.

17.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant shall be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

18.Repayment of Proceeds; Clawback Policy; Compliance with Ownership and Other Policies or Agreements.

(a)If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment or service that grounds existed for Cause at the time thereof, then the Participant shall be required, unless the Committee determines otherwise, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Option and any Shares issued in respect thereof over (ii) the aggregate Cost (if any) of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by the Participant for the Share (excluding, for the avoidance of doubt, any Withholding Taxes), as proportionally adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the Share; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment or service with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of or termination with Cause.

(b)The Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(c)Without limiting the terms of the Plan, and as a condition to receiving the Option or any benefit hereunder, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, stock ownership guidelines and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable the Participant.

19.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Option evidenced hereby, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to future option grants, if any, including the grant date, the number of Shares granted, the exercise price and the exercise date or dates, shall be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of the Participant’s employment or consulting contract, if any, and nothing can or must automatically be inferred from such employment or consulting contract or its consequences; (f) Options are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis and, for the avoidance of doubt, the Option shall not constitute an “acquired right” under the applicable law of any jurisdiction; (g) if the underlying Shares do not increase in value, the Option shall have no value; (h) if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price; and (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant shall have no rights to compensation or damages related to option proceeds in consequence of the termination of the Participant’s employment or service for any reason whatsoever and whether or not in breach of contract.

20.Amendment of Agreement. The Committee may, to the extent consistent with the terms of the Plan and this Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option granted hereunder or this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that, other than as provided in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to the Option granted hereunder shall not to that extent be effective without the consent of the Participant; provided, further, that in no event shall any such amendment alter the Minimum Vesting Condition.

21.Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including, but not limited to, by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of agreements by Participants and Option exercises by Participants.

22.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

23.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Option (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Option will lapse ninety (90) days from the Date of Grant, and the Option will be forfeited to the Company on such date, if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement shall not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.

25.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
26.Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement, Participants residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix B and to any Country-Specific

Terms and Conditions for the Participant’s country attached hereto as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions shall apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country shall apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Right of Offset. The Company shall, subject to any Section 409A of the Code considerations, have the right to offset against its obligation to deliver Shares under this Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

29.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

30.Rules of Construction. Headings are given to the sections of this Agreement solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

31.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

[Signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the Date of Grant.

HILTON GRAND VACATIONS INC.

By:_______________________________

Charles R. Corbin
Executive Vice President, Chief Legal Officer and Secretary

Acknowledged and Agreed:

_________________________
Participant Signature

APPENDIX A
Restrictive Covenants

1.Non-Competition; Non-Solicitation.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with or service to the Company or its Affiliates (the “Employment Term”) and for a period that ends on the later of (A) one year following the date Participant ceases to be employed by or in service to the Company or any of its Affiliates or (B) the last date any portion of the Award granted under this Agreement is eligible to vest if Participant ceases to be employed by the Company or any of its Affiliates as a result of the Participant’s Retirement (the “Restricted Period”), Participant shall not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company or any of its Affiliates during the one-year period preceding Participant’s termination of employment or service.

(ii)During the Restricted Period, Participant shall not directly or indirectly:

(A)engage in the Business providing services in the nature of the services Participant provided to the Company at any time in the one year prior to the termination of Participant’s employment or service, for a Competitor;

(B)enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Restricted Period, Participant shall not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any executive-level employee of the Restricted Group, with whom Participant has had material business contact during the Employment Term or, if

Appendix A - 2

no longer an employee or consultant, in the one year prior to the termination of Participant’s employment with or service to any member of the Company Group, to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or

(B)hire any such executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business and with whom Participant had material business contact in the one year prior to the termination of Participant’s employment with or service to the Company, who (x) was employed by the Restricted Group as of the date of Participant’s termination of employment with or service to the Company or any of its Affiliates or (y) left the employment of the Restricted Group within one year after the termination of Participant’s employment with or service to the Company or any of its Affiliates.

(v)For purposes of this Agreement:

(A)“Restricted Group” shall mean the Company Group and, to the extent engaged in the Business, its Affiliates, provided, however, that for the purposes of this definition, an “Affiliate” shall not include any portfolio company of The Blackstone Group
L.P. or its Affiliates(other than the Company Group).

(B)“Business” shall mean the business of owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing or franchising vacation, timeshare or lodging properties, and natural ancillary business products and services related to such business, including, without limitation, membership services, exchange programs, rental programs, and provision of amenities.

(C)“Competitor” shall mean any person engaged in the Business, including but not limited to any vacation, timeshare or lodging companies that are comparable in size to the Company, including, without limitation, Marriott Vacations Worldwide, Wyndham Vacation Ownership, Interval Leisure Group, Disney Vacation Club, Hyatt Vacation Ownership, Holiday Inn Club Vacations, Bluegreen Vacations, Diamond Resorts International and Westgate Resorts.

(b)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if Participant’s principal place of employment or service on the date hereof is located in Virginia, then this Section 1(b) of this Appendix A shall not apply following Participant’s termination of employment or service to the extent any such provision is prohibited by applicable Virginia law.

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

Appendix A - 3

(d)Notwithstanding the foregoing, if Participant’s principal place of employment or service on the date hereof is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 shall not apply following Participant’s termination of employment or service to the extent any such provision is prohibited by applicable law.

2.Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.

(a)Confidentiality.

(i)Participant shall not at any time (whether during or after Participant’s employment with or service to the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any of its Affiliates (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment or service and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c), Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant shall not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of Participant’s employment with or service to the Company or any of its Affiliates for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and
(y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored

Appendix A - 4

or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v)Participant acknowledges and agrees that the Company and its Affiliates will prosecute any non-confidential disclosure or misappropriation of the Company’s and/or its Affiliates’ trade secrets to the full extent allowed by federal, state and common law. Participant further acknowledges and agrees that Participant has received and understands the following notice concerning immunity from liability for confidential disclosure of a trade secret to the government or in a court filing: Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)Non-Disparagement. During Participant’s Employment Term and at all times thereafter (including following the termination of Participant’s Employment Term for any reason), Participant shall not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its Affiliates, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by the Company or any of its Affiliates; provided, however, that nothing contained in this Section 2(b) shall preclude Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.

(c)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment or engagement by the Company or any of its Affiliates, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by or service to the Company and within the scope of such employment or service and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

Appendix A - 5

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(d)Protected Rights. Notwithstanding any other provision of this Agreement, (i) nothing in this Agreement or any other agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) the Participant does not need the prior authorization of the Company to take any action described in (i), and the Participant is not required to notify the Company that he or she has taken any action described in (i); and (iii) this Agreement does not limit the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

The provisions of Section 2 hereof shall survive the termination of Participant’s employment or service for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

Appendix B - 1

APPENDIX B

HILTON GRAND VACATIONS INC. 2017 OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Nonqualified Stock Option Agreement.

1.Responsibility for Taxes. This provision supplements Section 6(b) of the Nonqualified Stock Option Agreement:

(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and/or any other distributions; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the portion of the Option that is exercised, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the Withholding Taxes.

(c)The Participant agrees to pay to the Company or the Service Recipient, any amount of the Withholding Taxes that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Taxes.

(d)Notwithstanding anything to the contrary in the Plan or in Section 6(b) of the Nonqualified Stock Option Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

2.Nature of Grant. This provision supplements Section 19 of the Nonqualified Stock Option Agreement:

Appendix B - 2

In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:

(a)the Option grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any member of the Company Group;

(b)the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(c)unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any member of the Company Group;

(d)for purposes of the Option, the Termination Date shall be the date the Participant is no longer actively providing services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Option under the Plan, if any, shall terminate and the Participant’s right to exercise any vested Option, if any, shall be measured as of such date and shall not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(e)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(f)neither the Company nor any member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

3.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to acquire, sell, or attempt to sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

4.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls

Appendix B - 3

that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

5.Termination of Employment. This provision supplements Section 7(d) of the Nonqualified Stock Option Agreement:

Notwithstanding anything in this Section 7(d), if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Option when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of this Section 7(d) regarding the treatment of the Option when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 7 shall govern.

Appendix C - 1

APPENDIX C

HILTON GRAND VACATIONS INC. 2017 OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT COUNTRY-SPECIFIC TERMS AND CONDITIONS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Nonqualified Stock Option Agreement and the Terms and Conditions for Non-
U.S. Participants.

Terms and Conditions

This Appendix C includes additional terms and conditions that govern the Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Option, the Company shall, in its discretion, determine the extent to which the terms and conditions herein shall be applicable to the Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Option, the information contained herein may not be applicable to the Participant in the same manner.

JAPAN

Notifications

Exchange Control Information. If the Participant acquires Shares valued at more than
¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.

Appendix C - 2

In addition, if the Participant pays more than ¥30,000,000 in a single transaction for the Shares at exercise of the Option, the Participant must file a Payment Report with the MOF through the Bank of Japan. The precise reporting requirements vary depending on the bank handling the payment.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that the Participant pays on a one-time basis at exercise of the Option exceeds ¥100,000,000, the Participant must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information. If the Participant holds assets (including cash and Shares acquired under the Plan) outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets. The Participant is responsible for complying with this reporting obligation, if applicable, and should consult with Participant’s personal tax advisor to ensure that the Participant is properly complying with applicable reporting requirements.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 1 of the Terms and Conditions for Non-U.S. Participants:

Without limitation to Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant hereby covenants to pay all Tax-Related Items, as and when requested by the Company, the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf, have paid or will pay to HMRC (or any other tax authority or other relevant authority).

Appendix: Vesting Schedule

Date	Quantity
03/01/2020	150
06/01/2020	150
09/01/2020	150
12/01/2020	150
03/01/2021	150
06/01/2021	150
09/01/2021	50
12/01/2021	50
03/01/2021	150
06/01/2021	150
09/01/2021	150
12/01/2021	150
03/01/2022	150
06/01/2022	150
09/01/2022	50
12/01/2022	50